EXHIBIT 99

IBC ANNOUNCES MERGER APPROVAL

LAREDO, Texas - (BUSINESS WIRE) – International Bancshares Corporation (Nasdaq: IBOC) announced that the shareholders of Local Financial Corporation (Nasdaq: LFIN) approved the merger agreement between IBOC and LFIN at the Annual Meeting of LFIN Shareholders on May 19, 2004.  The merger is expected to become effective after the close of business on June 18, 2004.

“I’m pleased that the shareholders of LFIN voted for the approval of the merger,” Dennis E. Nixon, president and CEO, said. “I am also pleased to announce that Thomas L. Travis, currently President and CEO of IBC’s San Antonio regional banking center, will be the new President and CEO of the IBC Oklahoma regional banking center.  Travis brings more than two decades of banking experience as a top officer of IBC. Travis has defined and shaped IBC’s commercial banking efforts in San Antonio. During his presidency, Travis led IBC through unprecedented growth and expansion.  In addition to his commercial lending expertise, Travis is actively engaged in IBC’s retail product and service development. He is also regularly on the front line of the business community’s efforts to attract new business.  With the addition of Travis, I am confident that IBC’s motto of “We do More” will be delivered to the customers and communities in Oklahoma.”

IBOC is a $6.6 multi-bank financial holding company headquartered in Laredo, Texas, with more than 100 facilities and more than 200 ATMs serving 35 communities including Houston, San Antonio, Austin, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the Southeast regions of Texas.

LFIN is the $2.9 billion parent company of Local Oklahoma Bank, which provides a full range of commercial and personal banking services at 52 locations across Oklahoma. Its primary markets include Oklahoma’s largest population and business centers: Oklahoma City, Tulsa and Lawton, as well as cities from Miami in the northeastern corner of the state, to Elk City in the west and Ardmore in southern Oklahoma.

This document and information on IBOC’s Web site may contain forward-looking information (including information related to plans, projections or future performance of IBOC and its subsidiaries and planned market opportunities, employment opportunities and synergies from the acquisition of LFIN), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, IBOC’s results could differ materially from IBOC’s expectations in these statements. IBOC does not assume any obligation and does not intend to update these forward-looking statements. For further information, please see IBOC’s reports filed with the Securities and Exchange Commission’s (SEC) pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s Web site at www.sec.gov.

In connection with the proposed transaction, IBOC and LFIN have filed a proxy statement-prospectus with the SEC. Investors and security holders are advised to read the proxy statement-prospectus because it contains important information. Investors and security holders may obtain a free copy of the proxy statement-prospectus and other documents filed by IBOC and LFIN with the SEC at the SEC’s Web site at http://www.sec.gov.

In addition, requests for documents relating to IBOC and LFIN should be directed as follows:

IBOC:
International Bancshares Corporation
P.O. Box 1359
1200 San Bernardo
Laredo, Texas 78040
Attn: Eliza Gonzalez, First Vice President-IBC Bank, 956-722-7611

LFIN:
Local Financial Corporation
3601 N.W. 63rd Street
Oklahoma City, Oklahoma 73116
Attn: Richard L. Park, Chief Financial Officer, 405-841-2298